MANAGEMENT AGREEMENT

     AGREEMENT, made as of this 31st day of May, 2001, between VANGUARD INSTITUTIONAL INDEX FUNDS, a Delaware business trust (the "Trust"), and THE VANGUARD GROUP, INC., a Pennsylvania Corporation ("Vanguard").

     WHEREAS, the Trust is an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act");

     WHEREAS, Vanguard is registered as an investment adviser under the Investment Advisers Act of 1940 and as a transfer agent under the Securities Exchange Act of 1934;

     WHEREAS, Vanguard provides management, administrative, transfer agency, dividend disbursing, investment advisory and other services to registered investment companies and others;

     WHEREAS, Vanguard has served as investment adviser, administrator and transfer agent to the Trust and its series known as Vanguard Institutional Index Fund ("VIIF") under a Service and Advisory Agreement dated April 16, 1991, as amended on May 16, 1997 (the "Prior Agreement");

     WHEREAS, the Trust and Vanguard wish to provide for the continuation of Vanguard's services to the Trust and VIIF on substantially the same terms and conditions as provided in the Prior Agreement;

     WHEREAS, the Trust and Vanguard further wish to provide for the appointment of Vanguard as investment adviser, administrator, and transfer agent to a new series of the Trust, to be known as Vanguard Institutional Total Stock Market Index Fund ("VITSMIF"), and to such additional series as the Trust may from time to time offer; and

     WHEREAS, the Trust and Vanguard wish to accomplish the foregoing objectives by replacing the Prior Agreement with this Agreement concerning investment advisory and administrative services and a separate Shareholder Services Agreement concerning transfer agency services;

     NOW, THEREFORE, in consideration of the premises and mutual promises hereinafter set forth, the parties hereto agree as follows:

     1. APPOINTMENT OF VANGUARD. The Trust hereby appoints Vanguard to act as investment adviser and administrator to each series of the Trust listed in Exhibit A to this Agreement (each a "Fund," collectively the "Funds"), as it may from time to time be amended ("Exhibit A"). Vanguard accepts such appointment and agrees to serve as investment adviser and administrator to the Funds on the terms set forth in this Agreement and Exhibit A.

     2. DUTIES OF VANGUARD AS INVESTMENT ADVISER. As investment adviser, it will be the responsibility of Vanguard to manage the investment and reinvestment of each Fund's assets; to continuously review, supervise and administer an investment program for each Fund; to determine in its discretion the securities to be purchased or sold for each Fund, and the portion of each Fund's assets to be held uninvested; to provide each Fund with all records concerning the activities of

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Vanguard that the Fund is required to maintain; and to render regular reports to each Fund's officers and Board of Trustees  concerning  Vanguard's  discharge of
the  foregoing   responsibilities.   Vanguard   will   discharge  the  foregoing
responsibilities subject to the supervision and control of each Fund's officers and Board of Trustees, and in compliance with the objectives, policies, and limitations set forth in each Fund's registration statement, Declaration of Trust, By-laws, any additional operating policies or procedures that the Fund communicates to Vanguard in writing, and any applicable laws and regulations.

          (a) SECURITIES TRANSACTIONS. Vanguard is authorized to select the brokers or dealers that will execute purchases and sales of securities for each Fund, and is directed to use its best efforts to obtain the best available price and most favorable execution for such transactions, except as otherwise permitted by the Board of Trustees pursuant to written policies and procedures provided to Vanguard. Subject to policies established by the Board of Trustees, Vanguard also may be authorized to effect individual securities transactions at commission rates in excess of the minimum commission rates available, if Vanguard determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage or research services provided by such broker or dealer, viewed in terms of either that particular transaction or Vanguard's overall responsibilities with respect to the accounts as to which Vanguard exercises investment discretion. The execution of such transactions shall not be deemed to represent an unlawful act or breach of any duty created by this Agreement or otherwise. Vanguard will promptly communicate to each Fund's officers and Board of Trustees such information relating to portfolio transactions as they may reasonably request.

     3. DUTIES OF VANGUARD AS ADMINISTRATOR. As administrator, it will be the responsibility of Vanguard to manage, administer and conduct the general business affairs of the Trust and each Fund, and to secure and oversee any services contracted for the Trust or the Funds directly from parties other than Vanguard.

          (a) ACCOUNTING SERVICES. In its role as administrator, Vanguard also will provide the following accounting services: (i) maintenance of the books and records and accounting controls for each Fund's assets; (ii) calculation of each Fund's net asset value; (iii) accounting for dividends and interest received by each Fund, and for any distributions made by each Fund; (iv) preparation and filing of each Fund's tax returns and semi-annual reports on Form N-SAR; (v) the production of transaction data, financial reports, and such other periodic and special reports as each Fund's officers and Board of Trustees may reasonably request; (vi) the services of an independent accountant for each Fund and liaison with such independent accountant; and (vii) such other accounting services as may be agreed upon by the parties. Vanguard will discharge the foregoing responsibilities subject to the supervision and control of each Fund's officers and Board of Trustees

     4. RESPONSIBILITY FOR EXPENSES. Vanguard will provide, at its own expense, the office space, furnishings and equipment and the personnel required by it to perform its responsibilities as investment adviser and administrator.

          (a) OTHER EXPENSES OF VANGUARD. In its role as investment adviser and administrator, Vanguard will be responsible for all expenses of the following: (i) services of

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     outside  legal  counsel  to the  Trust  or the  Funds;  (ii)  any  services contracted for the Trust or the Funds directly from parties other than Vanguard; (iii) the salary and expenses of any officer, employee, or Trustee of the Trust; (iv) the services associated with custodian and depository banks; (v) the payment of all registration and filing fees required under federal, state, or foreign securities laws and regulations;
     (vi) services related to the maintenance of fidelity bond and trustees' and officers' liability insurance, including the costs of insurance premiums; and (vii) all other services, including any fees or expenses arising out of the Trust's or the Funds' operations, except as listed in subparagraph (b) below.

          (b) EXPENSES OF THE TRUST AND THE FUNDS. The Trust and the Funds will be responsible for the following expenses: (i) expenses incurred outside of Vanguard associated with each Fund's trading operations, including brokerage fees, commissions, and transfer taxes in connection with the purchase and sale of securities for each Fund; (ii) any other taxes relating to each Fund's operations; (iii) fees payable to Vanguard under this Agreement or a separate Shareholder Services Agreement; and (iv) any expenses payable by the Trust or the Funds under a separate Shareholder Services Agreement..

     5. COMPENSATION OF VANGUARD. For the services to be rendered by Vanguard as provided in this Agreement, each Fund will pay to Vanguard, at the end of each month, a fee calculated by applying a monthly rate, based on the annual percentage rate specified in Exhibit A, to the average daily net assets of the Fund for the applicable month.

     6. REPORTS. The Trust and Vanguard agree to furnish to each other current prospectuses, proxy statements, reports to shareholders, certified copies of their financial statements, and such other information with regard to their affairs as each may reasonably request.

     7. COMPLIANCE. Vanguard agrees to comply with all policies, procedures or reporting requirements that the Board of Trustees of the Trust reasonably adopts and communicates to Vanguard in writing, including any such policies, procedures or reporting requirements relating to soft dollar or directed brokerage arrangements.

     8. STATUS OF VANGUARD. The services of Vanguard to the Trust and the Funds are not to be deemed exclusive, and Vanguard will be free to render similar services to others so long as its services to the Trust and the Funds are not impaired thereby. Vanguard will be deemed to be an independent contractor and will, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust or the Funds in any way or otherwise be deemed an agent of the Trust or the Funds.

     9. LIABILITY OF VANGUARD. No provision of this Agreement will be deemed to protect Vanguard against any liability to the Trust, the Funds, or their shareholders to which it might otherwise be subject by reason of any willful misfeasance, bad faith or gross negligence in the performance of its duties or the reckless disregard of its obligations under this Agreement.

     10. DURATION AND  TERMINATION.  This Agreement will become effective on May
31, 2001, and will continue in effect thereafter only so long as such continuance is approved at least annually by votes of the Trust's Board of Trustees who are not parties to such Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. In

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addition, the question of continuance of the Agreement may be presented to the shareholders of a Fund; in such event, such continuance will be effected with respect to that Fund only if approved by the affirmative vote of a majority of the outstanding voting securities of the Fund.

     Provided, however, that (i) this Agreement may at any time be terminated with respect to the Trust or with respect to any Fund without payment of any penalty either by vote of the Board of Trustees or by vote of a majority of the outstanding voting securities of the Fund, on sixty days' written notice to Adviser, (ii) this Agreement will automatically terminate in the event of its assignment, and (iii) this Agreement may be terminated by Adviser on ninety days' written notice to the Fund. Any notice under this Agreement will be given in writing, addressed and delivered, or mailed postpaid, to the other party at any office of such party.

     As used in this Section 9, the terms "assignment," "interested persons," a "vote of a majority of the outstanding voting securities" will have the respective meanings set forth in Section 2(a)(4), Section 2(a)(19) and Section 2(a)(42) of the Investment Company Act of 1940.

     11. SEVERABILITY. If any provision of this Agreement will be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby.

     12. PROXY POLICY. The Trust retains the right to vote any proxies with respect to securities held by a Fund.

     13. GOVERNING LAW. All questions concerning the validity, meaning, and effect of this Agreement shall be determined in accordance with the laws (without giving effect to the conflict-of- law principles thereunder) of the Commonwealth of Pennsylvania applicable to contracts made and to be performed in that state.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed this 31st day of May, 2001

ATTEST:                             VANGUARD INSTITUTIONAL INDEX FUNDS


By ________________________         By  /S/ JOHN J. BRENNAN
                                        Chairman and Chief Executive Officer


ATTEST:                             THE VANGUARD GROUP, INC.


By _________________________        By /S/ JOHN J. BRENNAN
                                        Chairman and Chief Executive Officer

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                                    EXHIBIT A
                                       TO
                              MANAGEMENT AGREEMENT
                               DATED MAY 31, 2001




SERIES OF THE TRUST                                       ANNUAL PERCENTAGE RATE
-------------------                                       ----------------------

Vanguard Institutional Index Fund                                  0.02%

Vanguard Institutional Total Stock Market Index Fund               0.02%



ACKNOWLEDGED AND AGREED:


ATTEST:                             VANGUARD INSTITUTIONAL INDEX FUNDS


By ________________________         By  /S/ JOHN J. BRENNAN
                                        Chairman and Chief Executive Officer


ATTEST:                             THE VANGUARD GROUP, INC.


By _________________________        By /S/ JOHN J. BRENNAN
                                        Chairman and Chief Executive Officer